Exhibit 23.1

Your Ref: Our Ref: 3649/2010/GEN/AFGCO03F February 11, 2010

U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549
United States of America

Dear Sir/Madam,

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation in this Registration Statement of Puda Coal, Inc. on the Form S-3 submitted to you on or about February 11, 2010 of our Auditors’ Report dated March 6, 2009 relating to the consolidated financial statements and supplementary consolidated financial statements of Puda Coal, Inc. and subsidiaries as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, which appears in the Annual Report on the Form 10-K for the fiscal year ended December 31, 2008.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

Yours faithfully,

Certified Public Accountants
Hong Kong